Exhibit 10.2(e)(v)

                  FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT
                 UNDER THE AMENDED AND RESTATED CENTURYTEL, INC.
                   2002 MANAGEMENT INCENTIVE COMPENSATION PLAN
                           (February 17, 2005 Grants)


     THIS AGREEMENT is entered into as of February 17, 2005 by and between CenturyTel, Inc., a Louisiana corporation ("CenturyTel"), and ______________ ("Optionee").

     WHEREAS, Optionee is a key employee of CenturyTel or one of its subsidiaries (collectively, the "Company") and CenturyTel considers it desirable and in its best interest that Optionee be given an incentive to advance the interests of CenturyTel by possessing an option to purchase shares of the common stock, $1.00 par value per share, of CenturyTel (the "Common Stock") under the Amended and Restated CenturyTel, Inc. 2002 Management Incentive Compensation Plan (the "Plan"), which was approved by the Board of Directors of CenturyTel on February 26, 2002, approved by the shareholders at CenturyTel's 2002 Annual Meeting of Shareholders on May 9, 2002 and most recently amended and restated by the Board of Directors of CenturyTel on February 25, 2004;

     NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

                                       1.
                                 Grant of Option

     1.01 In consideration of future services, CenturyTel hereby grants to Optionee, effective February 17, 2005 (the "Date of Grant"), the right, privilege and option to purchase _____ shares of Common Stock (the "Option" at an exercise price of $33.40 per share.

     1.02 The Option is a non-qualified stock option and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                                       2.
                                Time of Exercise

     2.01 Subject to the provisions of the Plan and the other provisions of this Agreement, the Optionee shall be entitled to exercise the Option as follows :

            With respect to 1/3 of the shares
            covered by the Option..............  beginning on the Date of Grant

            With respect to 2/3 of the shares
            covered by the Option, less any
            shares previously issued...........  beginning February 17, 2006

            With respect to all of the shares
            covered by the Option, less any
            shares previously issued...........  beginning February 17, 2007.

The Option shall expire and may not be exercised later than ten years after the Date of Grant.

     2.02 Notwithstanding the foregoing, the Option shall become accelerated and immediately exercisable in full (a) if Optionee dies while he is employed by the Company, (b) if Optionee becomes disabled within the meaning of Section 22(e)(3) of the Code ("Disability") while he is employed by the Company, (c) if Optionee retires from employment with the Company on or after attaining the age of 55 ("Retirement") or (d) pursuant to the provisions of the Plan.

                                       3.
                       Conditions for Exercise of Option

     During Optionee's lifetime, the Option may be exercised only by him or by his legal representative. The Option must be exercised while Optionee is employed by the Company, or, to the extent exercisable at the time of termination of employment, within 190 days of the date on which he ceases to be an employee, except that (a) if he ceases to be an employee because of Retirement, the Option may be exercised within three years from the date on which he ceases to be an employee, (b) if an Optionee's employment is terminated for cause, the unexercised portion of the Option is immediately terminated, and
(c) in the event of Optionee's Disability or death, the Option may be exercised by the Optionee or, in the case of death, by his estate or by the person to whom such right devolves from him by reason of his death within two years after the date of his Disability or death; provided, however, that the Option and all option gain, as defined in Section 4.01, shall at all times be subject to the forfeiture provisions of Section 4 hereof; and provided further that no rights to purchase Common Stock under this Option may be exercised later than ten years after the Date of Grant.

                                       4.
                      Forfeiture of Option and Option Gain

     4.01 If, at any time during Optionee's employment by the Company o within 18 months after termination of employment, Optionee engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including but not limited to: (a) conduct relating to Optionee's employment for which either criminal or civil penalties against Optionee may be sought, (b) conduct or activity that results in termination of Optionee's employment for cause, (c) violation of Company policies, including, without limitation, the Company's insider trading policy and corporate compliance program, (d) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during Optionee's tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a "competitor"), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by Optionee during Optionee's tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company's interests in any substantial manner or (B) any other service or assistance that is provided at the request or with the written permission of the Company, (e) disclosing or misusing any confidential information or material concerning the Company, (f) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the Company's Board of Directors or (g) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then (i) the Option shall automatically terminate without any payment to Optionee effective the date on which Optionee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and (ii) Optionee shall pay in cash to the Company, without interest, any option gain realized by Optionee from exercising all or a portion of the Option during the period beginning one year prior to termination of employment (or one year prior to the date Optionee first engages in such activity if no termination occurs) and ending on the date on which the Option terminates. For purposes hereof, "option gain" shall mean the difference between the closing market price of the Common Stock on the date of exercise minus the exercise price, multiplied by the number of shares purchased.

     4.02   If Optionee owes any amount to the Company under
Section 4.01 above, Optionee acknowledges that the Company may deduct such amount from any amounts the Company owes Optionee from time to time for any reason (including without limitation amounts owed to Optionee as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount Optionee owes it, Optionee hereby agrees to pay immediately the unpaid balance to the Company.

     4.03   Optionee may be released from Optionee's obligations under Sections
4.01 and 4.02 above only if the Compensation Committee (the "Committee") determines in its sole discretion that such action is in the best interests of the Company.

                                       5.
                        Preference Share Purchase Rights

     Upon exercise of an Option at a time when preference share purchase rights to purchase shares of Series BB Participating Cumulative Preference Stock or other securities or property of the Company (the "Rights" and each a "Right") remain outstanding pursuant to that certain Rights Agreement dated as of August 27, 1996 between CenturyTel and the Rights Agent named therein, as amended by Amendment No. 1 to Rights Agreement dated May 25, 1999 and Amendment No. 2 to Rights Agreement dated June 30, 2000, and as may be further amended (the "Rights Agreement"), or any successor rights agreement, then Optionee shall receive Rights in conjunction with Optionee's receipt of shares of Common
Stock on the terms and conditions of the Rights Agreement.

                                       6.
                              Additional Conditions

     Anything in this Agreement to the contrary notwithstanding, if at any time CenturyTel further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant to the exercise of an Option is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyTel. CenturyTel agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

                                       7.
                          Attorneys' Fees and Expenses

     Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties' rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys' fees (including costs of appeal).

                                       8.
                       No Contract of Employment Intended

     Nothing in this Agreement shall confer upon Optionee any right to continue in the employment of the Company or to interfere in any way with the right of the Company to terminate Optionee's employment relationship with the Company at any time.

                                       9.
                                      Taxes

     The Company may make such provisions as it may deem appropriate for the withholding of any federal, state and local taxes that it determines are required to be withheld on any exercise of the Option. In accordance with the terms of the Plan, Optionee may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or electing to have CenturyTel withhold from the shares Optionee otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).

                                      10.
                                 Binding Effect

     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the term "Optionee" is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this Option may be transferred by will or by the laws of descent and distribution, the term "Optionee" shall be deemed to include such person or persons.

                                      11.
                             Inconsistent Provisions

     Optionee agrees that the Option granted hereby is subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. Optionee acknowledges that a copy of the Plan was distributed or made available to Optionee and that Optionee was advised to review such Plan prior to entering into this Agreement. Optionee waives the right to claim that the provisions of the Plan are not binding upon Optionee and Optionee's heirs, executors, administrators, legal representatives and successors.

                                      12.
                             Adjustments to Options

     The parties acknowledge that (i) appropriate adjustments shall be made to the number and class of shares of Common Stock subject to the Option and to the exercise price in certain situations described in Section 4.5 of the Plan and
(ii) adjustments to the rights of the Optionee might be made in the event of a Change of Control, as defined in Section 9.13 of the Plan.

                                      13.
                              Termination of Option

     The Committee, in its sole discretion, may terminate the Option. However, no termination may adversely affect the rights of Optionee to the extent that the Option is currently exercisable on the date of such termination.

                                      14.
                                  Severability

     If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Optionee and CenturyTel intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                                      15.
                         Entire Agreement; Modification

     The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     CENTURYTEL, INC.



                                     By:
                                        -------------------------------
                                        Name:
                                        Title: